Exhibit 5.1

Marc Rubenstein

T+1 617 951 7826

F+1 617 235 0706

marc.rubenstein@ropesgray.com

September 15, 2014

Civitas Therapeutics, Inc.

190 Everett Avenue

Chelsea, MA 02150

Ladies and Gentlemen:

We have acted as counsel to Civitas Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-198377) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,750,000 shares of the common stock, $0.001 par value per share (“Common Stock”), of the Company (the “Securities”), including 750,000 shares of Common Stock that may be purchased at the option of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP